Exhibit 99.2
DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
November 7, 2006
3:30 p.m. CT

Operator:	Good afternoon and welcome, ladies and gentlemen, to the DATATRAK International third quarter 2006 earnings conference call.

At this time, I’d like to inform you that today’s conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open up the conference for questions and answers after the presentation.

Before beginning the conference call, DATATRAK management would like to remind you that discussing the company’s performance today there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risks and uncertainty. DATATRAK’s results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see DATATRAK’s Form 10-K for the year ended December 31, 2005, filed with the SEC.

At this time I’ll now turn the call over to Dr. Jeff Green. Please go ahead, sir.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Jeff Green:	Thank you, Kevin, and thank you, everyone, for joining us. Welcome to our conference call for the third quarter of 2006. We will begin, as usual, with initial comments, followed by plenty of time for Q&A.

Today we will discuss four major topics — number one, the financials, number two, a detailed discussion of why current financials are not reflective of our mid to long-term growth expectations, number three, a glimpse into our pipeline looking into 2007, and, number four, an update on business progression with the COResearch relationship.

Revenue for the third quarter of 2006 was $4.4 million. This compared to $4.1 million for the third quarter of ‘05, representing an eight percent increase.

The gross profit margin for the third quarter was 70 percent compared to 78 percent in the same period a year ago, the decline in gross profit margin this quarter compared to 72 percent for the second quarter of 2006, and is mostly the result of decreased revenue in the face of relatively fixed direct costs.

Let me pause here and take a few minutes to discuss the reasons behind the reduced growth rates for this quarter and why, despite these results, we remain so confident and excited about the mid to long-term growth potential in achieving our previous and optimum stated goals over the next three to four years.

I understand how you might have difficulty reconciling this optimism for the future with the reality of today. And this is where we will focus most of our call.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

First, one must keep in mind that as a result of our acquisition earlier this year we entered an expected period of transition for both our company and our customers. As we discussed in the last call, from the corporate perspective this transition has gone smoothly.

The response from our legacy customer base as well as a multitude of new and potential new customers to our broader eClinical platform has, quite frankly, been exceptional, exceeding our own qualitative expectations. This is evidenced by recent announcements and a robust pipeline of additional opportunities that I will address in more detail in a moment.

Of particular significance is the growing number of customers making long-term commitments to DATATRAK, standardizing on our eClinical platform, and the awarding of blocks of trials versus the trial by trial approach, which we have seen for years. This is partly responsible for our confidence in the future.

But one must keep in mind there has always been and always will be lag time between announcing new customers and new trials and having the revenue impact hit the financial results. Trials may not commence until weeks after they are announced and blocks of trials may be initiated one by one, actually over a period of months.

So, despite all of the recent news and progress relating to new customers and trials, we are in the early stages of revenue recognition and/or contracting for most of it. Nonetheless and in line with the genre of this call, these actions signify commitments for the mid to long-term future and are directly the result of the advantages seen by these customers in the DATATRAK eClinical platform compared to other options.

Secondly, the quarter was impacted by the premature successful winding down of four relatively large clinical trials a few quarters ahead of previous estimates. We remain aware of the official decision regarding premature closure of these studies in September.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Two of the trials are ending significantly early, before we had them concluding in our earlier internal projections. Previous statements that we made earlier in the year regarding our expected profitability for the full year presume that these trials would complete their anticipated durations and that the ramp up of the eClinical projects would have been more rapid.

These four clinical trials had an initial collected budget at the time of signing several years ago of $5.6 million. The final budget values for these trials grew to $12.8 million or by 130 percent. $1.2 million of backlog from these projects has already been removed from the $13 million backlog figure at the end of the third quarter.

These four clinical trials are still generating some revenue, though they are all in the accelerated closure phase. Third quarter revenue contributions from these four trials declined $370,000 or 30 percent from the previous quarter. We are expecting a further decrease from these trials of $180,000 in the fourth quarter of ‘06, which is an additional 21 percent reduction from what was recognized in Q3.

When comparing first half and projected second half of ‘06 revenue contributions from these four large projects, revenue has gone from $2.5 million in the first half of the year to an expected revenue of $1.6 million for July to December, a decline of $900,000 or 36 percent.

On a positive note, this very client sponsoring these trials is completely satisfied that their enrollment rates have allowed them to finish earlier than projected. And they have locked the largest database in the history of their company by using DATATRAK. The very same client who is closing these projects is discussing plans for five new trials with us that are tentatively scheduled to commence in mid ‘07, with preliminary budget estimates exceeding $5 million. This makes this group of projects substantially larger than our current average trial budget size of $175,000.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Though this work is not yet signed, it signifies this customer’s satisfaction in working with DATATRAK and their confidence in moving into the eClinical platform next year. This is yet another client that will be making the transition from the previous platform to the new one.

Despite an ongoing record number of clinical trials of 134 in 2006 from a record number of customers, the early stage revenue contributions from these two positive parameters was not enough in the third quarter to compensate for the premature closure of these large clinical trials.

This is what we meant in the announcement in September when we referred to the fact that despite a continuing flow of new customers and the unprecedented movement of some to standardize on us and award blocks of trials we will be going through a period of transition. This transition period was expected as it relates to activity with Version 4 eventually declining, as the momentum from the eClinical platform continues to build.

The part of the transition period that was unexpected was the timing of the revenue shortfall caused by the premature termination of the larger trials and a slower starting of eClinical projects than what was projected. The transition, therefore, is a combination of both of these factors.

Importantly, this transition period has nothing to do with any hesitancy of customers and projects going with the eClinical platform. In fact, just the opposite is true, since our record pipeline is virtually all related to eClinical.

Also, the revenue shortfall relating to the larger trials would have occurred whether or not eClinical was present at all, since the winding down of these Version 4 projects was completely independent of the new offering.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Getting back to the financial results, the net loss for the quarter was $1.3 million or 12 cents per share, basic and diluted. This compared with a net income of $413,000 or four cents per share on a basic and diluted basis for the same period in ‘05.

Revenue for the nine months of ‘06 increased 20 percent to $13.7 million. This compared to a revenue of $11.4 million for the same period in 2005.

The gross margin for the nine months of 2006 was 72 percent. This compared with a gross margin of 76 percent for the same period in ‘05.

The net loss for the nine months of 2006 was approximately $2.1 million or 19 cents per share on a basic and diluted basis. This compared with a net income of $1.2 million or 12 cents per share and 11 cents per share diluted for the nine months of ‘05.

Cash flow from operations during the third quarter was a positive $398,000 and remains positive $130,000 year to date.

Cash balance at quarter end was approximately $4.3 million.

Since we have previously given expectations of gross margins for 2006, we now expect gross margins to approximate 70 percent for the full year. Margins should start to improve from this level as revenues grow relative to fixed costs and various higher margin segments of our product offerings with eClinical gaining momentum.

As we stated in the last conference call, when addressing the reorganization steps and savings related to the acquisition, we have already begun to reinvest a portion of these savings in both the direct cost line and the SG&A line in two major areas.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Number one, product development and marketing and sales, as we continue to advance and aggressively promote the eClinical platform in the market, as well as embark into new markets that can provide additional leverage as indicated by the recently announced relationship with the Medical Research Network, which is part of Healthcare At Home in the United Kingdom. And, number two, investment in direct costs in preparation for being able to deliver on the large volume of new projects expected from our pipeline between now and the end of 2007.

Our backlog at the end of the third quarter was $13 million. For the four early closure projects, $1.2 million of backlog has already been taken out of this figure at the end of the quarter. Backlog at the end of December ‘05 was $20.3 million. Backlog as of today is approximately $11.5 million. Everyone is to be reminded that none of the contracts in our record pipeline are included in the backlog until they are signed and that $5.7 million of the newly awarded contracts are not yet added into the current backlog value as contracts are being finalized.

To summarize, we understand and agree that the financial results for this quarter are a temporary setback. I hope this discussion helps everyone understand the reasons behind our reduced revenue growth during this transition period. None of the reasons have anything to do with fundamental changes in the market or in DATATRAK’s competitive position.

In fact, the fundamental environment in this market and the competitiveness of our company has never been greater for strong mid-term and long-term growth. We would be remiss if we did not openly address the inconsistency of this longer-term view with the immediate financial results, which we have just reported.

We appreciate the pressures that many funds are under to deliver short-term performance and that this sort of transition period we are in creates a tremendous amount of frustration, despite the fact that many of the reasons behind it bode very well for those who can take a longer-term view.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Let me take a few sentences to inform everyone as best we can how long this transition period may last. Please understand that because of our very large and active pipeline making projections accurately is very difficult, dynamic, and risky.

Nonetheless, we consider it at this time a very fair question to ask how long we might be in this transition period. We are literally updating internal projections on a weekly basis as new commitments roll in and as recently signed projects commence.

As of mid-October we have submitted 174 proposals in 2006. We will well exceed over 200 proposals by the end of 2006, which will be a record volume.

As such, our internal projections are not a static picture and are further accentuated by our transaction business model, as was discussed previously with the early termination of the four projects.

On the reverse side of the equation, it does not take many insertions of $3 million plus blocks of business, which we have recently experienced, to significantly alter future quarterly results. One of the reasons why we announced significant commitments of business in the form of blocks of studies and when they may be initiated is so that you can factor these events into your investment plans.

The increasing frequency of blocks of commitments to DATATRAK from a growing number of clients is giving us better visibility than we have ever had, though timing of the eventual revenue generation will always be an uncontrollable variable in this business model.

Taking all of this into account, we estimate that revenues will be approximately flat, with those just reported, for another two to three quarters. We will update the markets in future conference calls if this estimate appears to be significantly over or understated.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Let’s move to the third major topic, which is the positive business indicators and a discussion of the pipeline.

To further support and help everyone to be more fully informed that the current financial picture can be discordant with our mid to long-term growth potential, we would like to provide a glimpse into a portion of our pipeline which will give you an indication as to why we remain so confident about our future.

The fundamentals of the eClinical market and our ability to win an increasing number of commitments for large blocks of studies have never been more promising. We have also previously stated that our hit rate has doubled at this time over last year and is now at 50 percent.

We are being asked by our clients to refer contract research organizations who are trained to utilize technology and clinical trials to the fullest efficiency instead of the CROs recommending the technology providers in these instances. This is consistent with the firmer confidence of our clients and the ability of our platform to serve their complete needs for technology use in clinical trials.

We appreciate that our feelings may be difficult to understand without supporting quantitative evidence, and we would now like to provide you with such evidence.

Since the last conference call we have added a fourth customer, a multibillion dollar North American client that has decided to standardize on the DATATRAK eClinical platform, plus an additional customer that has agreed to deliver a minimum of $3 million of new business by the end of ‘07. We now have two pharma companies and two CROs in the standardization category.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Once again, the definition of standardization is that they plan to perform all of their clinical trials using our product suite. This is unequivocally true with the pharma companies and one of the CROs, as they are in complete control as to how they perform their projects. For the other CRO this is honestly a relative term, since if a sponsor orders them to use another product suite they are certainly not running away from the business.

But, given the chance to partake in the technology decision, they go with DATATRAK for either completely electronic trials or with paper-based studies, as our new platform can handle both.

In fact, this CRO is bringing new clinical trial sponsors to DATATRAK because of this decision to standardize their organization on our platform. Needless to say, these standardization deals are significant not only from the expected volume of future contracts, but they also indicate the increasing awareness of the market with regards to DATATRAK’s capabilities because all of these companies either perform an evaluation of our major competitors or have had actual experience with other technology providers in the market, but they chose to align their strategies with the unified DATATRAK eClinical platform.

We have communicated to the markets that our client base is increasingly ordering blocks of trials instead of the historic trial by trial mode. Just last week we had the Medical Research Network based in the U.K. become the sixth customer who has decided to progress beyond the trial by trial mode and select us for blocks of future projects. These are positive signs, for obvious reasons, but they also indicate the creation of strong candidates to take the next step of standardization in the future.

We have tried to help our clients visualize the pathway to this goal by articulating more efficient and simplified business models of the future through the recent white paper.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

We would like to now provide more of a quantitative view of just a portion of our pipeline for your evaluation. We will not characterize our pipeline in terms of expected contract values, but we have decided to give a glimpse into a subset of our pipeline in terms of the expected number of trials to be awarded throughout 2007.

We have taken a sample of six clients from our current list where we have reasonably good visibility into their future clinical trial pipeline and their stated plans with DATATRAK. Four are standardization clients and the other two are customers that we believe will order blocks of trials from now through the end of 2007.

We estimate these six clients will deliver over 90 clinical trials to DATATRAK during the next 14 months. Importantly, this volume of clinical trials is not a projection made by us, but represents what these clients are telling us in terms of the magnitude of projects they are expecting to initiate during that timeframe.

This visibility, though currently in the minority of our clients, is still unprecedented for our company. No estimations of clinical trial delivery from our customers are included in this value and no estimations are included for new projects from potential new customers that may be added from now till the end of ‘07. And nothing has been added from any contributions by COResearch.

This magnitude of potential work from just a portion of our current customer base lends further support to our confidence in the not too distant future.

Over the past two months we have had a couple of our major clients announce significant acquisitions. As such, they are the surviving entity in these transactions. In both of these cases the acquired companies were using competitive technology products.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

As a result of the desire of the acquiring companies to leverage one unified information platform across their expanding organization, DATATRAK is expected to absorb this business from the two competitors.

Such augmentations of new business from the acquired entities were also not included in the pipeline of potential new business just mentioned. At this time we do not know what additional trials this may or may not add or when, but the impact to us could be very meaningful.

In the past few years the acquisition process has not helped us, but has produced delays and political indecisiveness, which hurt our accelerating growth rates. It is pleasing to see the acquisition situations going in our favor.

The last topic is a brief update with COResearch. Our relationship continues to be strong and very productive with COResearch. They recently spoke at our 2007 strategic planning meeting, and DATATRAK attended the seminar at Duke University last Friday, where 96 participants from 22 pharma companies were present to discuss cardiac safety initiatives.

DATATRAK and COResearch are also scheduled to speak at an upcoming seminar in January in California on the advantages of having cardiac safety data and clinical trial information within a unified platform.

At the current time, DATATRAK’s digital ECG capability is being used in 10 clinical trials with eight sponsors brought by COResearch. At the current time, COResearch has outstanding proposals with an additional six clinical trial sponsors, which would yield business to DATATRAK.

COResearch has also been instrumental in referring to us two new clinical trial sponsors interested in using our core eClinical capabilities in projects initially valued at $1.3 million, which at this time have not yet been signed. This means that COResearch has referred core business

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

to DATATRAK and this also supports our belief that customers will increasingly see the advantages of having all information in one database that does not require the risks and additional expense of integration.

Though this relationship is less than one year old, we are very pleased with the value provided from this alliance. For those who believe that size is more important than focus in business relationships, let me tell you that the cumulative value delivered to DATATRAK from all of our past multibillion dollar partners and relationships was far less than what we have already experienced with COResearch to date.

Before we begin the Q&A segment of the call, let me remind everyone that our standing policy is not to give top and bottom line financial guidance. We have also declined to front run potential new business by getting into granular details of our pipeline, but instead update the markets when blocks of trials are actually awarded. Both policies still remain in effect.

We felt it necessary, however, to support our confidence in the future with some level of facts and figures and with a glimpse into just a portion of our customers’ plans over the coming year. And, therefore, to some extent, we deviated a bit only for this call. Please respect these policies and understand that we will not go beyond what has been stated.

Terry and I would be happy to answer any questions you might have. So, Kevin, we’re ready for the Q&A.

Operator:	All right. At this time if you have any questions, simply press star one on your telephone keypad. Make sure that your mute button is not engaged to make sure that that signal reaches our equipment, if you would please. Again, star one for questions. We’ll pause for just a moment.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

First up from Stonegate Securities this is Laura Engel.

Laura Engel:	Good afternoon, gentlemen. How are you?

Jeff Green:	Good.

Laura Engel:	Good. I don’t want to cross over the line of asking questions we shouldn’t ask, but I was wondering as far as SG&A if you could be a little more specific how this transition period has affected that line item. And for the three months it seems you reported approximately $3.4 million. How much of that perhaps — or can you just give us an idea of what the expectation is, how much of that still relates to the acquisition, and how much of that is stable expense and we can expect to see progress going forward?

Jeff Green:	Well, I’ll answer it first, Laura, because we knew we would get a question line this. So, we kind of are ready for it.

A lot of our SG&A expenses are discretionary. The direct cost is more of an investment that we’re making aggressively because of the pipeline of work we see coming. But SG&A has a fair amount of discretionary judgment in it. And we will time the growth of the SG&A to modest growth relative to how the revenue is climbing related to the new business.

Terry, did you want to answer that any differently?

Terry Black:	Actually I think you already answered it in your script. We’ve invested in development and sales, which is causing it to go up. I think...

Laura Engel:	Right.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Terry Black:	... if you look at where we’re going and what we’ve done with it, we’ve already stabilized it in terms of the acquisition

Laura Engel:	OK. OK. So, there’s not a chunk of that that we should expect to see go away in the future. It’s...

Terry Black:	No.

Laura Engel:	It is what it is.

Jeff Green:	Yes.

Laura Engel:	OK. OK. Well, I appreciate it. Thank you.

Operator:	Next up, we have a question from Chris Ryder. I believe it’s Lucrum Capital.

Chris Ryder:	Yes. Hi, guys.

Jeff Green:	Hi, Chris.

Chris Ryder:	A couple questions of clarification on the press release. In the $5.7 million of recently announced commitments, does that number — what does that number include?

Jeff Green:	We tried to make it a little clearer with the bullet points underneath of it. It includes the commitments from the client in North America who’s standardizing on us. And it also includes $1.9 million of the $3 million commitment promised to us by another client here in North America. And it also includes the $3.3 million that we recently announced, I think, a couple weeks ago.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Chris Ryder:	OK. So, there’s $1.1 million of the $3 million of commitment that’s not yet in that $5.7 million. Is that how we should look at it?

Jeff Green:	That wasn’t bolded out underneath of it, but it’s all in the $5.7 million. The $5.7 million is the total.

Chris Ryder:	OK and then an excess of $5 million of the client that’s closing the trial prematurely?

Jeff Green:	Yes, good question. That $5 million is not part of the $5.7 million. That’s in addition to it.

Chris Ryder:	OK and then the reference to $1.2 million from COResearch giving you a referral?

Jeff Green:	That is not in the $5.7 million either. The reason why we highlighted the $5.7 million, Chris, is it related to the recent announcements we’ve made. And those have been awarded. They just haven’t been signed. They’re 99 percent of the way here. We just don’t have a signature yet.

Chris Ryder:	OK. In the comment that you gave us of the $175,000 average trial size

Jeff Green:	Yes.

Chris Ryder:	... when you talk about the 90 potential starts over the next 14 months, is that an appropriate number to think about?

Jeff Green:	I think the number will grow. We’ve talked about that. There is going to be some phase one work in that for sure. So, I don’t know exactly what that figure is.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

I do know of the recent trials that we stated in the announcement of the $3.3 million. All of those trials is part of that collective awarded exceeded $300,000. So, they were almost double what the current average is.

Chris Ryder:	So, of the 90 trials that are part of the 14, how many of those 90 trials are in that $5.7 million number?

Jeff Green:	Well, there’s six from the $3.3 million and there’s about — my guess is would be about four to six from the multibillion dollar North American client. So, a very small portion.

Terry Black:	Ten to 12.

Jeff Green:	Ten to 12.

Chris Ryder:	So, that means that the six customers that you’re referring have about 80 times $200,000 or another $16 million of potential pipeline. Is that a fair way of looking at it?

Jeff Green:	Well, that’s a fair way of looking at it based upon the current averages. And you did do the math correctly.

Chris Ryder:	OK. And just to be clear, that 80 times the average price does not include the satisfied customer?

Jeff Green:	No, it does not.

Chris Ryder:	And it doesn’t include the COResearch customer?

Jeff Green:	No, it does not.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Chris Ryder:	OK and then one last question. Since it’s become — I mean, it seems to — before I ask you that, how many trials are in progress as of today? I guess you were at a industry — or at a conference at Sanders Morris and you were talking about a number higher than 134.

Jeff Green:	No. I think it was — the number was 134. As of today, the number is ranging between — it depends on whether or not they started or not, but it’s ranging between 130 and 140.

Chris Ryder:	OK. And when you say whether they started or not, is that

Jeff Green:	Well, I have to be careful with my financial guys here because what we report we have back up for. And what they call as an active trial is one that has generated revenue. And one that is getting ready in the planning stages I would count as a trial, but when you need back up it has to be in the revenue generation phase. So, that’s what the discrepancy is.

Chris Ryder:	OK. So, you have 130 to 140 trials approximately that are actively generating revenue.

Jeff Green:	Yes.

Chris Ryder:	Do you have more trials that have signed contracts that are not yet actively generating revenue?

Jeff Green:	Yes.

Chris Ryder:	Is that number one, two, 10, 15?

Jeff Green:	Chris, I don’t want to — I don’t really want to get into that granular level.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Chris Ryder:	What I’m trying to understand is since in the press release for we’re talking about the ramp time of the new programs being slower than expected. I’m just trying to get a sense of what we should now think of the ramp time. And that’s particularly focused on the fact that you had better than 10 percent sequential growth rates in trials that are generating revenue for three quarters now.

So, when we get past this two to three quarters of flat revenue as the Version 4.0 runs off, I’m trying to get a sense of what the sequential revenue growth rate should be as those trials run in.

Jeff Green:	OK. Two answers on that. When we do get our blocks of trials that come as part of the pipeline we’ve talked about, we will announce those and give people an indication of start times. And if we know the duration we’ll try to give you a feel for that.

I would not — the second answer would be is I couldn’t say confidently that the start times have delayed at all or changed significantly from the past. What we’re referring to is the slow up start is the aggressiveness of some of our expectations early on in the year of the fill in of eClinical projects has taken longer than we thought. So, it was really our over aggressiveness early on in the year.

Chris Ryder:	So, if you — just to hammer this out for a second, so if you sign a trial that’s a $200,000 revenue

Jeff Green:	Yes.

Chris Ryder:	... and we think it’s got an 18 month life or 24 month life

Jeff Green:	Yes.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Chris Ryder:	... what I model then is basically $10,000 a month for the balance of the period of $240,000.

Jeff Green:	It really hasn’t changed from what we’ve discussed multiple times before. But that’s correct.

Terry Black:	Correct. Yes.

Chris Ryder:	And so, what we’re learning is that I shouldn’t have started it on day one. I should have started at some point down the future. How should I think about that?

Terry Black:	That depends, Chris, because some customers — a new customer you may delay it. An existing customer who already has forms and design with you can get started within a week. It all depends on the customer.

Jeff Green:	And there’s also a negotiation step that’s going on here, Chris, with the new customers, as Terry said. We try to push the contract along to signing by saying we won’t start work until we have a signed contract with a customer you have experience with. You’re going to give them the benefit of the doubt because you have experience. And some of these large companies take literally a couple months to hammer out a contract. That’s just the way this business works or doesn’t work, if you will.

So, maybe you can get back in the queue, Chris.

Chris Ryder:	OK.

Operator:	We’ll go on to the next question. This is Raymond Myers, Emerging Growth Equity.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Raymond Myers:	Thanks for taking the question. Good evening. My first question is I just wanted to clarify these six clients that would be delivering the 90 trials by the end of 2007 what’s the average trial size on these 90 trials?

Jeff Green:	We didn’t say, Ray.

Raymond Myers:	Earlier on in the press release you do make a mention of $175,000 being your average trial size.

Jeff Green:	That’s the current average trial size. And we just talked with Chris. We said that that — I believe that that will rise. And if you take — we looked at yesterday what the average size of some of our recent proposals have been, and it was like 378.

So, all I can tell you, Ray, is I believe it will be larger, but I do not have an exact answer for you.

Raymond Myers:	OK. Well, that’s a nice start though. Just wanted to clarify in the front page. I think you said that the number of trials generating revenue in 2006 — and you gave a number. But what was the number of trials for Q3?

Jeff Green:	I think at Q3 on the call it was 114.

Raymond Myers:	OK. Thanks.

Jeff Green:	I’m sorry, Q2. You said Q3.

Raymond Myers:	Yes. What is Q3?

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
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Jeff Green:	My number at Q2 was 114. At the official close of Q3, which was end of September, it was 123.

Raymond Myers:	OK, 123. Thank you. What was currency translation expense in the quarter?

Terry Black:	Your — loss of roughly $90,000.

Raymond Myers:	Ninety thousand. OK. Thank you. And then, Jeff, I just wanted to know if you could comment for us, maybe describe for the people who weren’t there, a bit about the Duke COResearch, Cardiac Biomarker Conference, and what business opportunities you se for DATATRAK long-term in that. And describe for everybody the business opportunity in ECG, which is a highly profitable area that is a little new to DATATRAK.

Jeff Green:	Good question, Ray. I did happen to read your write up on that this afternoon. I think you heard the same things that did.

I think the movement in the ECG area of clinical trials, first of all, it’s obviously an emphasis because of some of the things we’ve seen with drugs causing problems. So, the FDA was there. They’re strong proponents of it.

The other thing is it’s not a refined science. They’re still working their way through about how you characterize cardiac toxicity, whether it’s the Q-T interval, whether it’s the morphology of the T-wave, that all those things are still under discussion. So, it’s not by any stretch of the imagination a gold standard process yet.

The other impetus, which is people are looking at aggressively, is a way to do automated reads of ECGs using technology and then maybe spitting out the outliers for the human over-read, which of course will reduce the overall expense to the pharma industry. If they have to embark upon

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

doing more ECGs, at least we can find an automated way to do that, which can be a lower unit cost. That is a big push.

And I guess the last one is the repository ability to store all ECGs in a large repository, which is an area that because of our ECG capability they are working on aggressively. So, those were sort of the up shots.

And I think there were some good contacts at the meeting. And COResearch is a great partner to have in this area.

Raymond Myers:	Great. Maybe you can confirm one other thing. I’m sorry for one or more question. In my last note I’ve discussed how you — the number of contracts has been — or the number of trials has been increasing nicely over — it’s been a nice trend. And this quarter continues that trend.

But what’s happening is the revenue per trial has been declining. And the way I think about that is that you’re — some of these large trials are ending so that the average is lower, but also because the eClinical suite had a lot of early stage work in it to begin with. And also, as you start new projects and new clients they will tend to start with small projects and new projects.

Jeff Green:	That’s correct, Ray. When we did the acquisition we did, of course, absorb mathematically all of the trials that were with the ClickFind group. And most of those were smaller than our average that we had had at DATATRAK previously. But it all became one bucket, if you will, after that time. So, that has drug it down.

There also was a fair amount of phase one work, which has been low in terms of dollar volume per project. But, as I said, the look we took yesterday of the recent proposals we have, the average was more than double of the 175. So, I still believe that it will continue to climb up for a

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

variety of reasons, one of which is what you just said, is the phase ones grow up and a certain percentage of those go on to phase two and three.

Raymond Myers:	OK. Good. Thanks, Jeff.

Jeff Green:	OK.

Operator:	We have a question from Sam Bergman at Bayberry Capital Management.

Sam Bergman:	Good afternoon, Jeff and Terry. How are you?

Jeff Green:	Hello.

Sam Bergman:	A couple questions. Probably more than a couple, three at least. How many employees did you have at the end of the quarter?

Terry Black:	About 120.

Sam Bergman:	In that amount, where — what and how many did product development increase into that amount?

Terry Black:	We’ve had a modest increase in that, probably about seven people.

Sam Bergman:	And about — what about marketing/sales?

Terry Black:	About the same.

Sam Bergman:	About the same?

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Jeff Green:	Yes.

Sam Bergman:	So, that’s including the 120, right?

Jeff Green:	Yes, they are.

Terry Black:	Yes, they are.

Sam Bergman:	OK. When a trial ends sooner than expected, is there any added cost to the customer?

Jeff Green:	No. In fact, they reduce their cost because many of our charges are related to help desk, project management, and, of course, volume of data, since the data is going to be stopping. All of those end with the termination of the study.

So, the customer actually saved what they thought they were going to have to spend with the longer duration project.

Sam Bergman:	What would you say the percentage of contracts ends sooner, such as the last couple?

Jeff Green:	Well, that’s a good question, Sam. Actually, this is a rather unusual event. I’d say most of the time — 80 to 90 percent of the time — the trials take longer than expected. This happened because this project had a very aggressive enrollment rate, much higher than what they expected. And maybe they were conservative in their projections, but they achieved their enrollment rate faster. And they were quite pleased by that.

It, of course, impacted our revenue, but we have a happy customer who’s ordering more.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Sam Bergman:	Can you give us an amount of how many new customers you won in this quarter versus third quarter of last year?

Jeff Green:	I don’t recall what third quarter last year was, Sam, to be honest with you. My estimation is we’ve got four to five new clients during the third quarter.

Sam Bergman:	You said four to five?

Jeff Green:	Yes.

Terry Black:	That’s reasonable.

Sam Bergman:	OK. And the last question regarding eClinical, when do you expect some of the newer products of eClinical to increase your margins? In what part of ‘07?

Jeff Green:	That’s a really good question. I guess — I don’t have a timeframe on that. I think those new revenue lines are increasing our margin. The trouble is the magnitude of some of those revenue lines may only be $50,000 out of a $300,000 project. So, it doesn’t have the significance of revenue contribution to raise the overall margin. But we’re really already seeing that on a project by project basis. It just isn’t a magnitude enough yet to impact the overall corporate margin.

Sam Bergman:	I see. And the last question, which is probably the most important question — should have been asked first. You had end of the quarter $4.3 million in cash. If you look at a flat run rate of top line for the next two or three quarters, what’s the expectations of cash by the end of that third quarter or, let’s say, second quarter ‘07? And should we expect some kind of pipe offering or selling of shares so you could have a higher cash balance?

Jeff Green:	Good question, Sam. We knew that we were going to get one like that.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

We have no current plans to raise additional capital at this time. We have set up, but not drawn down yet, on a $2 million credit line with KeyBank here in town that was disclosed in our second quarter 10-Q. So, we have that as a buffer capacity.

And I’ll also say that despite the unattractiveness of our current financials, we remain cash flow positive for the year. So, cash is something we watch very carefully, but we have no current plans at this time to raise additional money.

Terry Black:	Sam, I would add to that our capital purchases this year a sizable amount of them we’ve been able to finance the appetite for financing computers and that type of equipment today is very positive. So, we’re looking into that as well and have been doing that.

Jeff Green:	We do watch carefully, though, Sam. It’s something we have to shepherd carefully, but we’re not raising money at this point.

Sam Bergman:	Thank you very much. Good luck in the upcoming quarters.

Terry Black:	Thanks.

Operator:	Next up, we have a question from Graeme Rein at Bares Capital.

Graeme Rein:	Hi, guys. Earlier in the call you mentioned that your hit rate was roughly 50 percent.

Jeff Green:	Yes.

Graeme Rein:	Can you talk about who you’re losing business to in those situations and kind of what are the customer — what are the differentiating — the different products out there?

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Jeff Green:	Good question. The normal group in what we call the beauty contests are the Phase Forwards, the DATATRAKs, the Medidatas, eTrials at times. Those are sort of the main groups that are in all the beauty contests.

So, we either lose to paper or we lose to one of those other three based upon different strategies the client may have if they have a back end database strategy, if they already have clin trial, if they would be more inclined to move down that route, if we have a customer who does not see clinical data management systems in the future like the large North American client that’s standardizing on us. They wouldn’t be going down that path of a company that has a CDMS system.

So, those are some of the distinguishing reasons why companies would choose one or the other.

I guess the other thing I’d throw in on our behalf is we are the broadest unified platform out there. And we don’t require integration with unrelated architectures. And many times those integrations are merely data exports from one product to another. They are not a seamless interface that you can use in a database. It is all part of the same architecture.

So, if you have a client that’s very sophisticated and sees the differentiation of that, that usually puts us in a very good position.

Graeme Rein:	OK. Are you losing any business because you’re purely a ASP model?

Jeff Green:	No, zero. All of our customers are using ASP. This industry over the last three to four years has already gone through. We’ll build it on our own. We’ll run it on our own. We’ll do everything on our own. We really — although questions like that do come up, they are not seriously considered.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

And there’s something we’ve talked about before. I haven’t heard your name on calls before. But there’s a concept around the industry called a trusted third party. And because of some of the problems we’ve had overall, I guess, in corporate America as well as in the drug industry, there are people who ask the question. It might not be a good idea for a company developing a product for the — to market to be the ones that control the database.

Graeme Rein:	OK. And last thing, are you guys — as far as capacity goes, are you having any capacity issues with how many trials you can handle up front with the building of the trial?

Jeff Green:	Yes, we are. We do not have major capacity issues on the technical side, but we do have scalability issues on the delivery side, as you’ve said, of building the trials, because virtually all of our customers expect us to do that for them. And that creates a scalability issue on the direct cost line, which is why we’re investing in that now, because we sort of see this wave coming in’07.

Graeme Rein:	Do you — have you put a number on how many trials you can handle?

Jeff Green:	I wouldn’t want to do that now. I’d say that we could probably increase our capacity 30 to 40 percent with the staff we have because it’s also a timing issue. If you’re lucky enough to have some big trials wind down like we are, that frees up some people that can then work on the new stuff. So, it’s a very dynamic situation.

Graeme Rein:	OK. Thanks a lot.

Jeff Green:	Yes.

Operator:	Next up, we’ve got a question from Andrew Bugyis at Mesirow Financial.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
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Andrew Bugyis:	Excuse me. Doc, help me out here a little bit with the $1.2 million that was taken out of the backlog.

Jeff Green:	Yes.

Andrew Bugyis:	What we’re saying is that the trial was so successful that these sponsors got to their end result faster than they thought they were going to be?

Jeff Green:	Yes.

Andrew Bugyis:	OK. So, success causes you to lose revenue ...

Jeff Green:	Yes.

Andrew Bugyis:	... and for them to be happy?

Jeff Green:	Yes, it causes us to lose revenue. That’s true. And that doesn’t sound like a good thing, but we do have a happy customer who’s ordering more.

Andrew Bugyis:	OK. Now, the gentleman who just asked the question before me about this and you responded about the scalability and everything, this function that you’re performing, the set up of the trial and everything, is a much lower margin operation than the actual EDC portion of the per click stuff.

Jeff Green:	Yes, it is.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
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Andrew Bugyis:	So, the fact that everybody’s — no one’s signing these Tech Transfer things or the Tech Transfer signings haven’t been as high as you would have liked them ...

Jeff Green:	That’s a good question, Andy. Let’s address that because I want people to be clear on this.

The world changed on Tech Transfer when we brought in the new eClinical platform, because it has much capability, from randomization to coding to the way it designs — the way you design trials with it that it’s not as easy to do Tech Transfer as it was with Version 4 because it’s more complicated.

So, we’ve had a — yes, you’re right, we’ve had a slow down of Tech Transfer with eClinical because we’re working hard to get it to the point, hopefully by the middle of next year, where it can be much easier to do that because there’s many other things that people need to learn with that if they’re going to use the full power of the platform.

Andrew Bugyis:	Man, run that past me again. You don’t have the eClinical to the point where a user is capable of employing Tech Transfer, but you will have it there sometime next year?

Jeff Green:	That’s correct.

Andrew Bugyis:	So, this bottleneck in the folks setting up the trials could just go away?

Terry Black:	It’s temporary.

Jeff Green:	Well, it’s temporary and it will be eased when we’re able to have the ability to implement that in an easy fashion.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Andrew Bugyis:	OK. But you still don’t — that’s still kind of like pushing on a string. You don’t know that if you make it easier they’re still going to belly up and do it.

Jeff Green:	That’s correct. I mean, we have some customers that have been doing Tech Transfer with Version 4 and they absolutely love it. But we’ve only had, I think, three or four clients do that. And everybody else just gave us everything to do. So, you’re exactly correct.

Andrew Bugyis:	OK. So, you can’t forecast whether you make this a seamless tech transfer available, whether anybody’s going to do it or not. So, this bottleneck is still a potential drag on gross margins, just like the tangential features of eClinical are a boost to margins?

Jeff Green:	Yes, it is. We cannot assume that if we build it that everybody will come.

Andrew Bugyis:	OK. All right. So, whatever you lose in this area you might gain in the randomization and the codes and stuff like that, except the revenue contributions may not be of the same magnitude?

Jeff Green:	Correct.

Andrew Bugyis:	OK. All right. Thank you.

Operator:	Next up, a question from Neal Jacobs, Bodri Capital.

Neal Jacobs:	Hi, guys.

Jeff Green:	Hi, Neal.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
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Neal Jacobs:	I want to delve into that a little further. Tech Transfer — if I standardize on your platform — and maybe I’m confusing concepts here ...

Jeff Green:	OK.

Neal Jacobs:	But if I standardize on your platform, I guess — let me start at the beginning stage. Am I — I sign a contract for X number of specifically designated trials? Or, I mean, what does it mean standardize on your platform?

Jeff Green:	OK. Standardized is not necessarily a contractual issue, although I’ll explain how that works in a second. Standardized means that they’re planning on using you solely as their information platform for all of their electronic trials, which — and here’s how we do this, Neal.

We sign a master agreement with them, which covers general business conditions, how you’ll do your invoicing, how you’ll do your payments, all that sort of stuff that gets out of the way. And we only have to do it once. And then when they approach you with a specific work order we call that a statement of work, which includes the budget and the specifications. And that’s only a two or three page document. And that doesn’t take very long to get signed off. And then you go and you build their trial for them.

Neal Jacobs:	OK. But if I want to standardize on your platform I’ve got to submit this two to three page doc. And I’ve done all the legal work up front and all that stuff. I then have to send you a two to three page doc with the specifications. And then how quick is the turn around to start typically? And is that what you meant by Tech Transfer? I.e., let’s say I wanted to just configure it how I want it and go. You don’t have that capability.

Jeff Green:	Yes. No, don’t confuse the contractual issue with Tech Transfer. They’re completely separate things.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Neal Jacobs:	OK.

Jeff Green:	But, in answer to your question about how long does it take, that’s just a matter of a few days.

Neal Jacobs:	OK. Do you envision getting people the ability to configure their own trials or no?

Jeff Green:	Yes. Now, let’s back up to that on Tech Transfer. Tech Transfer, which we have done with Version 4 with, as I said, three to four clients over the past couple years they have been taught how to design and set up their own projects. So, then what we do with those is we provide help desk. We provide some project management and the hosting, but we don’t do the building for them.

Now, let’s get to the way I answered Andy’s question. Version 4 was just EDC alone. eClinical has 11 different functionalities under its architecture. So, if you have somebody that wants to know how to do randomization or medical coding or IVRS, you have to teach them each one of those components in order for them to be fully capable to implement it on their own. It’s a completely — it’s a more complex platform.

Neal Jacobs:	Have you thought about engaging one of the professional services organizations to help expedite it?

Jeff Green:	That thought has briefly come up. The problem we have with that is you lose control, because we have been down the route of outsourcing certain things, like our data center and our help desk, in the past. And all of those were unsatisfactory in terms of support because they’re carrying the DATATRAK name, but we don’t actually control everything they do. So, that makes us nervous.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

The other thing we’re doing is you’re giving away a certain amount of your margin in return for the scale. And that we would sooner handle that ourselves and build that process ourselves as opposed to turn it over to somebody else who you just happened to develop a contract with.

Terry Black:	Keep in mind also ...

Neal Jacobs:	So, the fact that Oracle or any of these massive, large software organizations work with all the professional services organizations doesn’t make sense to you?

Jeff Green:	No, it doesn’t. That’s sort of the last part of the comment.

The score of what COResearch has brought to DATATRAK is 18 and the score of what many of the other multibillion dollar customers we worked with in the past they brought us zero. So, no, we just do not have that philosophy.

Neal Jacobs:	Yes. Well, I’m not saying go sign up — I’m not suggesting that it needs to be a huge organization. All I’m suggesting is that a — helping to expedite scale and helping to remove the bottleneck of hiring as well as adoption could go — I mean, this is — I mean, correct me if I’m wrong, but nobody argues that this market isn’t developing very rapidly and won’t be very big. And so, to a certain extent, it’s a land grab at this point.

And maybe slow and steady wins the race, but Tech in general hasn’t proven that that’s necessarily the case.

Jeff Green:	Understood, Neal. And I think that if the magnitude of the pipeline comes faster or is larger than we anticipate, I think that we should keep that concept in reserve. The first two things I’d like to get done first is get our product in the middle of ‘07 Tech Transferable where we can easily do

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

that with customers. And the other thing would be to try to handle it ourselves. But I’d hold your suggestion as the third option if we just get deluged with work. Then you have to make a decision can you deliver quality.

Neal Jacobs:	Well, let me interrupt for a second. And I apologize. But I would argue you’re not going to get deluged if — it’s very hard for you to get deluged if that’s the bottleneck. And I agree you need to get to a Tech Transferability. And I’ll hang up after this.

Jeff Green:	Yes.

Neal Jacobs:	But in the context of getting to the Tech’s Transferability, you should, just as you ideally train pharmaceutical company A, you should be able to take that Tech Transferability, which is not a word — but take that and go to some medium sized or small sized if you’re — given your aversion to large companies, professional services organization that’s an expert in the healthcare and pharmaceutical space and train them.

Jeff Green:	Yes. I guess the fourth option that we have talked about around here is the safety valve, but we’ve never had to use, is one of the places to go to is the CROs that you’re working with who are comfortable with your technology, and you have worked with them now for a couple years, which we have. I would immediately go to them and offload some of the services on their end. And I’m sure they would be happy to take the business.

Neal Jacobs:	OK. Thanks a lot.

Jeff Green:	Yes.

Operator:	And we’ll move to Chris Ryder at Lucrum Capital.

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Chris Ryder:	Hi. Since direct costs have been built to support the trial starts that you have as well as your expected pipeline conversion, what’s the quarterly run rate of revenue needed to get back to your historical high 70s gross margin?

Terry Black:	Well, Chris, I think you’ve already got that information in front of you. If you look at the trends, we’ve got going for the third quarter and peg your — you’ve got your direct costs there. And Jeff said we can grow the top line up to 30, 40 percent without major increases in net. You can play with your numbers and see where it comes out to just by what that level is today.

Chris Ryder:	So, the direct cost to support 30 to 40 percent more revenue growth don’t need to grow?

Terry Black:	Not as dramatically as they have just recently, no.

Chris Ryder:	OK. And then on the SG&A line you mentioned discretionary. I understand that you were taken by surprise at the reduction of revenue from the trial run-offs. How much of the discretionary revenue are you going to be impacting on the SG&A line over the next few quarters?

Terry Black:	Well, I think we’ve already said that things are going to be relatively flat and will be proportional to revenue. I think that’s the focus on what we said. And that is we’ve made investments and are making investments in development and sales to build the foundation for this business.

Chris Ryder:	Are you paying income taxes?

Terry Black:	No, sir. That’s reversal of the tax benefit that was taken earlier in the year.

Chris Ryder:	So, how — so, if I think about the ‘07 tax rate, what should I think of?

DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeff Green
11-07-06/3:30 p.m. CT
Confirmation #9122456

Terry Black:	As of right now, your effective tax rate would be 34 — roughly 34 percent.

Chris Ryder:	For 2007?

Terry Black:	That’s correct.

Chris Ryder:	OK. Thank you.

Operator:	Ladies and gentlemen, there are no other questions holding. A quick note that if you’ve missed any portion of this call you can hear a re-broadcast of the conference by calling 719-457-0820 and reference pass code 9122456, followed by the pound sign on your touch-tone key pad. This re-broadcast will be available from November 7th at 6:30 p.m. Central Time, 7:30 p.m. Eastern, to November 14th at midnight Central Time, 1:00 p.m. — 1:00 a.m., rather, Eastern Time.

With that, I’ll turn things back over to our speakers for any additional or closing remarks.

Jeff Green:	All right. Thank you, Kevin, and thank you, everyone, for attending. And we’ll talk to you next quarter.

Terry Black:	Thank you.

Jeff Green:	Bye-bye.

Operator:	Thanks again for joining us, everyone. That will conclude today’s conference call. Once again, thank you all very much for joining us today.
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